EXHIBIT 99.1

Sun Hydraulics Double Digit Growth Continues with Third Quarter Earnings up 33% on

Sales Increase of 15%

SARASOTA, FLA, November 5, 2007 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the third quarter of 2007 as follows:

	September 29, 2007	September 30, 2006	Increase
(Dollars in millions except net income per share)
Three Months Ended
Net Sales	$41.8	$36.2	15%
Net Income	$5.2	$3.9	33%
Net Income per share:
Basic	$0.32	$0.24	33%
Diluted	$0.32	$0.24	33%

Nine Months Ended
Net Sales	$126.1	$107.3	18%
Net Income	$17.0	$12.4	37%
Net Income per share:
Basic	$1.04	$0.76	37%
Fully Diluted	$1.03	$0.76	36%

Note: The Company announced a 50% stock dividend to shareholders of record on June 30, 2007, payable on July 15, 2007. All earnings per share and weighted average share information reflect the 50% stock dividend.

“Both revenue and income remained strong, sustaining double digit growth for the quarter and year to date,” said Allen Carlson, Sun’s President and CEO. “We are pleased with our performance and believe that our growth continues to outpace the industry, resulting in additional market share.”

“Our international presence provides a necessary balance to our business,” Carlson continued. “While the US economy appears to be softening, our international sales continue to contribute significantly to our top and bottom lines, with international sales making up 59% of the total last quarter.”

“We announced last week our intention to take an equity ownership in High Country Tek. We believe this relationship will enhance our ability to better understand our customers’ needs, especially with regard to the electro-hydraulic solutions being sought by the marketplace,” concluded Carlson.

Outlook

2007 fourth quarter sales are estimated to be approximately $40 million and earnings per share are estimated to be in the range of $0.28 to $0.30. This would represent an increase of approximately 14% in sales and 26% in earnings per share over last year.

2007 year-end sales are estimated to be approximately $166 million, a 17% increase compared to 2006. Earnings per share for 2007 are estimated to be between $1.31 and $1.33, up approximately 33% over last year.

Webcast

Sun Hydraulics Corporation will broadcast its third quarter financial results conference call live over the Internet at 2:30 P.M. E.T. today, November 5, 2007. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Webcast Q&A

Questions may be submitted to the Company via email after reviewing the earnings release by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations. Scroll down to the bottom of the page and click on contact email:

investor@sunhydraulics.com. Sun management will answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 30, 2006, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 29, 2007. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	September 29, 2007	September 30, 2006
	(unaudited)	(unaudited)
Net sales	$41,809	$36,202

Cost of sales	28,485	25,540

Gross profit	13,324	10,662

Selling, engineering and administrative expenses	5,279	4,707

Operating income	8,045	5,955

Interest (income)/expense, net	(120)	61
Foreign currency transaction loss, net	—	32
Miscellaneous income, net	(115)	(34)

Income before income taxes	8,280	5,896

Income tax provision	3,034	1,980

Net income	$5,246	$3,916

Basic net income per common share (1)	$0.32	$0.24

Weighted average basic shares outstanding (1)	16,460	16,217

Diluted net income per common share (1)	$0.32	$0.24

Weighted average diluted shares outstanding (1)	16,507	16,300

Dividends declared per share (1)	$0.090	$0.067

(1)	The Company announced a 50% stock dividend to shareholders of record on June 30, 2007, payable on July 15, 2007. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Nine months ended
	September 29, 2007	September 30, 2006
	(unaudited)	(unaudited)
Net sales	$126,085	$107,315

Cost of sales	84,581	74,433

Gross profit	41,504	32,882

Selling, engineering and administrative expenses	15,932	14,068

Operating income	25,572	18,814

Interest (income)/expense, net	(282)	142
Foreign currency transaction loss, net	2	63
Miscellaneous income, net	(321)	(41)

Income before income taxes	26,173	18,650

Income tax provision	9,169	6,240

Net income	$17,004	$12,410

Basic net income per common share (1)	$1.04	$0.76

Weighted average basic shares outstanding (1)	16,401	16,338

Diluted net income per common share (1)	$1.03	$0.76

Weighted average diluted shares outstanding (1)	16,468	16,431

Dividends declared per share (1)	$0.247	$0.200

(1)	The Company announced a 50% stock dividend to shareholders of record on June 30, 2007, payable on July 15, 2007. All per share and weighted average share information reflect the 50% stock dividend.

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 29, 2007	December 30, 2006
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$17,206	$9,379
Restricted cash	145	118
Accounts receivable, net of allowance for doubtful accounts of $101 and $ 140	18,297	13,917
Inventories	11,321	10,386
Deferred income taxes	219	219
Other current assets	2,470	986

Total current assets	49,658	35,005
Property, plant and equipment, net	55,676	50,355
Other assets	2,076	1,825

Total assets	$107,410	$87,185

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$6,047	$4,812
Accrued expenses and other liabilities	5,433	4,059
Long-term debt due within one year	458	426
Dividends payable	1,482	1,085
Income taxes payable	1,034	608

Total current liabilities	14,454	10,990
Long-term debt due after one year	292	646
Deferred income taxes	4,529	4,451
Other noncurrent liabilities	502	298

Total liabilities	19,777	16,385

Shareholders' equity:
Common stock	16	16
Capital in excess of par value	33,633	30,962
Retained earnings	48,202	35,279
Accumulated other comprehensive income	5,782	4,543

Total shareholders' equity	87,633	70,800

Total liabilities and shareholders’ equity	$107,410	$87,185

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine months ended
	September 29, 2007	September 30, 2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$17,004	$12,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,657	$4,372
(Gain)/Loss on disposal of assets	(60)	37
Provision for deferred income taxes	78	20
Allowance for doubtful accounts	(39)	4
Stock-based compensation expense	542	421
Stock options income tax benefit	(286)	(82)
(Increase) decrease in:
Accounts receivable	(4,341)	(4,167)
Inventories	(935)	(1,448)
Income taxes receivable	—	236
Other current assets	(1,484)	492
Other assets	(271)	(72)
Increase (decrease) in:
Accounts payable	1,235	673
Accrued expenses and other liabilities	2,759	1,474
Income taxes payable	712	840
Other noncurrent liabilities	204	(15)

Net cash provided by operating activities	19,775	15,195

Cash flows from investing activities:
Capital expenditures	(9,448)	(7,194)
Proceeds from dispositions of equipment	76	20

Net cash used in investing activities	(9,372)	(7,174)

Cash flows from financing activities:
Proceeds from debt	—	7,000
Repayment of debt	(322)	(4,791)
Proceeds from exercise of stock options	267	112
Proceeds from stock issued	191	179
Payments for purchase of treasury stock	—	(2,951)
Dividends to shareholders	(3,684)	(3,267)
Stock options income tax benefit	286	82

Net cash used in financing activities	(3,262)	(3,636)

Effect of exchange rate changes on cash and cash equivalents	713	862

Net increase in cash and cash equivalents	7,854	5,247

Cash and cash equivalents, beginning of period	9,497	5,830

Cash and cash equivalents, end of period	$17,351	$11,077

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$35	$235
Income taxes	$8,884	$5,226
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$1,386	$1,183

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended September 29, 2007
Sales to unaffiliated customers	$24,770	$5,244	$6,033	$5,762	$—	$41,809
Intercompany sales	7,551	—	65	609	(8,225)	—
Operating income	4,871	613	1,583	1,007	(29)	8,045
Depreciation	1,142	46	131	284	—	1,603
Capital expenditures	1,957	55	5	547	—	2,564

Three Months Ended September 30, 2006
Sales to unaffiliated customers	$22,912	$4,085	$4,874	$4,331	$—	$36,202
Intercompany sales	6,158	—	26	810	(6,994)	—
Operating income	3,760	488	1,114	572	21	5,955
Depreciation	1,023	37	127	247	—	1,434
Capital expenditures	2,179	26	143	30	—	2,378

Nine Months Ended September 29, 2007
Sales to unaffiliated customers	$74,375	$15,896	$18,730	$17,084	$—	$126,085
Intercompany sales	23,715	—	115	2,143	(25,973)	—
Operating income	16,767	1,759	4,604	2,529	(87)	25,572
Depreciation	3,301	129	403	804	—	4,637
Capital expenditures	7,675	264	52	1,458	—	9,448

Nine Months Ended September 30, 2006
Sales to unaffiliated customers	$67,105	$12,247	$14,644	$13,319	$—	$107,315
Intercompany sales	19,450	—	88	2,262	(21,800)	—
Operating income	12,088	1,691	3,230	1,893	(88)	18,814
Depreciation	3,142	112	368	730	—	4,352
Capital expenditures	6,586	46	205	357	—	7,194

Contact:
Richard K. Arter	Investor Relations	941-362-1200
Tricia L. Fulton	Chief Financial Officer	941-362-1200